ASSET MANAGEMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of December, 2012, by and between MDA CITY APARTMENTS, LLC, a Delaware limited liability company (“Owner”) and HOLTZMAN INTERESTS #17A, LLC, a Michigan limited liability company (the “Asset Manager”).

RECITALS

WHEREAS, Owner owns certain real property interests in and to the property and improvements set forth on Exhibit A attached hereto known as MDA City Apartments and located at 185 N. Wabash Avenue, Chicago, Illinois (the “Property”; together with all associated personal property, whether tangible or intangible, collectively the “Assets”);

WHEREAS, Owner has engaged Village Green Management Company LLC, a Delaware limited liability company (“Property Manager”) to provide property management services under that certain Property Management Agreement dated December 14, 2012 by and between Owner and Property Manager (the “Property Management Agreement”);

WHEREAS, Asset Manager has unique experience and skills in performing the Services (as defined herein); and

WHEREAS, Owner desires to engage Asset Manager to provide the Services with respect to the Assets, and Asset Manager has agreed to provide such services upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings, applicable equally to the singular and plural nouns and verbs of any tense:

AGREEMENT: This Asset Management Agreement and all amendments hereof and supplements hereto.

AFFILIATE: With respect to any Person, (a) a Person directly or indirectly controlling, controlled by, or under common control with, such Person (for purposes of this Agreement, “control”, as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise), or (b) a Person in which such Person owns 100% of the controlling interests and has the ability to actually exercise control by virtue of such ownership.

ASSETS: The term “Assets” is defined in the Recitals hereto.

ASSET MANAGER: The term “Asset Manager” is defined in the first paragraph hereof.

ASSET MANAGER EVENT OF DEFAULT: The term “Asset Manager Event of Default” is defined in Article VI hereof.

DISPOSITION: The sale or other disposition of the Assets.

INITIAL TERM: The term “Initial Term” is defined in Article III hereof.

MAJOR DECISION: The term “Major Decision” shall have the meaning set forth in that certain Amended and Restated Limited Liability Company Agreement of Owner dated as of December 17, 2012, as the same may be further modified, amended or restated.

MORTGAGE LOAN: With respect to the Property, that certain mortgage loan given by the MONY Life Insurance Company and any amendments, modifications or restatements thereof and any refinancing thereof.

NET CASH FLOW: Available net cash flow actually received by Owner from operations (after payment of debt service (including any default interest or late charges, if any, and all amounts retained by the lender for loan reserves), operating expenses, capital expenditures and operating reserves) and net proceeds from capital transactions with respect to the Owner (after payment of closing costs, underlying liabilities and capital reserves). For purposes of this definition Net Cash Flow shall include both the Operating Cash Flow and the Extraordinary Cash Flow, as defined in the Operating Agreement.

OPERATING AGREEMENT: That certain Amended and Restated Limited Liability Company Agreement of Owner dated as of December 17, 2012, as the same may be further modified, amended or restated.

OWNER: The term “Owner” is defined in the first paragraph hereof.

OWNER EVENT OF DEFAULT: The term “Owner Event of Default” is defined in Article VI hereof.

GUARANTEES: Any non-recourse carveout guaranties and/or environmental indemnity agreements, in connection with the Mortgage Loan.

PERSON: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, entity, unincorporated organization or government or any agency or political subdivision thereof.

PROPERTY MANAGEMENT AGREEMENT: The term “Property Management Agreement” is defined in the Recitals hereto.

PROPERTY MANAGER: The term “Property Manager” is defined in the Recitals hereto.

ARTICLE II

RETENTION OF ASSET MANAGER

(a)          Owner hereby retains Asset Manager as an independent contractor for the purpose of performing the Services.

(b)          Subject to the terms and conditions set forth herein, Asset Manager agrees to provide advisory, consultation and asset management services with respect to the Assets in accordance with this Agreement, including, without limitation Article IV hereof (collectively, the “Services”).

ARTICLE III

TERM OF AGREEMENT

Subject to the next two sentences of this Article III, this Agreement shall initially continue in force and automatically renew annually (the “Term”) unless earlier terminated in accordance with the terms and conditions of this Article III or Article VI hereof. Notwithstanding the foregoing, this Agreement shall automatically terminate with respect to the Property and be of no further force or effect with respect to the Property upon a disposition of the Property or the sale of the controlling interest in Owner that is currently held by MDA Associates of Illinois, LLC, to a Person who is not an Affiliate of Asset Manager.

ARTICLE IV

ASSET MANAGEMENT DUTIES

4.1.          Asset Manager’s Duties and Responsibilities. Asset Manager’s duties under this Agreement shall be to provide customary and commercially reasonable advisory, consulting and asset management services for the Asset (i.e., the Services). Subject in all events to the Limitations on Authority (as defined in Section 4.3 hereof), Asset Manager’s duties shall include, but not be limited to, the following:

(a)          acting on behalf of Owner with respect to all matters concerning property management, leasing, financing, personnel and asset management with respect to the Property; provided that, except as otherwise provided in Section 4.3(a) below, Asset Manager may not take any action that would constitute a Major Decision;

(b)          in coordination with Property Manager, maintaining all books of account and records showing the assets and liabilities, operations, transactions and financial condition of Owner and its assets as specified in the Operating Agreement;

(c)          in coordination with Owner, managing negotiations with respect to any further modification or extension of the Mortgage Loan, the replacement of the Mortgage Loan with any new financing or any recapitalization or restructuring of the Property or Owner;

(d)          proposing business and leasing plans and annual budgets for the Property;

(e)         calculating of Net Cash Flow, managing distributions of Net Cash Flow, including (subject to the Owner’s prior written consent in each instance) the right to withhold distributions of Net Cash Flow and retain Net Cash Flow for Owner;

(f)         such other advice, consultation or asset management services that Owner may request from time to time;

(g)         upon request of the Owner, the Asset Manager shall coordinate and supervise lawyers, accountants and other professionals rendering services to the Owner in connection with the Property and otherwise;

(h)         upon request of the Owner, the Asset Manager shall monitor the financial situation and progress of the Owner and the Property and assist the Owner with the design and supervision of measures directed towards increasing the yield and value of the Property;

(i)          the Asset Manager shall perform standard banking services within the reasonable scope of Asset Manager’s responsibility to Owner. Standard banking services shall include, without limitation, the following: (i) balance reporting and inquiry, (ii) photocopying and other office services, (iii) electronic lockbox processing, (iv) funds transfers, including federal funds wire transfers, (v) check disbursement, (vi) stop payments, and (vii) annual audit confirmation requests;

(j)          the Asset Manager shall timely provide to the Owner reports and other information as set forth in the Operating Agreement;

(k)          the Asset Manager shall timely provide all reports and other information and attention required pursuant to the Mortgage Loan and any documents related thereto;

(l)          the Asset Manager shall oversee the Property Manager under the Property Management Agreement in the day-to-day management of the Property;

(m)        the Asset Manager shall arrange for the purchase of liability and other insurance to protect the Owner’s employees, officers, property and business;

(n)          the Asset Manager shall invest any Owner funds (by way of example but not limitation) in time deposits, short-term governmental obligations, or other investments, provided the funds in any such investment vehicle are insured by the Federal Deposit Insurance Corporation (or its successor or replacement);

(o)          subject to the terms of the Operating Agreement, the Asset Manager shall employ accountants, engineers, architects, surveyors, attorneys, managing agents, leasing agents, and other experts to perform services for the Owner and arrange to compensate such parties from Owner funds; and

(p)          Subject to the terms of the Mortgage Loan, the Asset Manager may from time to time open bank accounts, brokerage accounts and other accounts in the name of the Company, provided, however, the Managers of Owner shall be the sole signatories thereon, unless the Owner directs the Asset Manager otherwise.

4.2.          Standard of Performance. It is acknowledged and agreed that any recommendations made by Asset Manager in connection with the performance of its services under this Agreement involve subjective judgments and may result in unanticipated consequences. Notwithstanding the foregoing, the Asset Manager hereby agrees to use the same diligence, effort, care, prudence, and skill as the Members and Managers are required to use under the Operating Agreement in the best interest of the Owner, provided that neither it nor any of its directors, officers, employees or agents shall, in the absence of gross negligence, bad faith or fraud on its part or on the part of any director, manager, member, shareholder, officer, employee or agent, be liable for any loss or damage which the Owner may sustain or suffer as a result or in the course of the discharge, by the Asset Manager or any such person of its duties hereunder. Neither the Asset Manager nor any of its directors, managers, members, shareholders, officers, employees or agents shall in any case be liable for any act or omission taken or omitted to be taken pursuant to the instructions of the Owner properly given in accordance with the provisions of the Operating Agreement or pursuant to the requirements of applicable laws.

4.3.          Limitations on Authority. The following subsections shall constitute “Limitations on Authority”:

(a)          Asset Manager hereby acknowledges and agrees that this Agreement is entered into pursuant to the Operating Agreement and that the Operating Agreement sets forth certain parameters for the management of the Owner and the Property, including “Major Decisions”. In case of any conflict or inconsistency between any terms, provisions or requirements contained in this Agreement and those terms, provisions or requirements of the Operating Agreement, the terms, provisions or requirements of the Operating Agreement shall govern and control. Notwithstanding the foregoing, the parties acknowledge that the delegation and implementation of the Asset Manager’s duties set forth in Section 4.1 above (subject to the specific limitations therein) is not inconsistent with the terms, provisions and requirements of the Operating Agreement. Asset Manager is familiar with the terms and conditions of the Operating Agreement and shall not, and shall have no authority to, take or cause to be taken any action that would constitute a Major Decision without first receiving reasonable evidence that such action has been duly authorized by the Members as set forth in by the Operating Agreement.

(b)          Asset Manager acknowledges and agrees that, subject to the express terms of the Operating Agreement, including Section 7.7(c) thereof, BR VG MDA JV MEMBER, LLC shall have the authority to (i) enforce, on behalf of the Owner, any agreement between the Owner and the Asset Manager and (ii) make all determinations on behalf of the Owner with respect to said enforcement. Asset Manager and the Owner acknowledge and agree that the provisions of Section 4.3(a) and this Section 4.3(b) are intended to, and shall, govern over any conflicting or inconsistent provision of this Agreement, notwithstanding anything to the contrary contained in this Agreement.

(c)          The parties to this Agreement acknowledge that the Owner shall retain ownership of the real property interests in and exclusive control of the Property and that the Asset Manager shall not acquire title to, any real property interest in, any security interest in, or any rights of any kind in or to the Property (or any income, receipts or revenues therefrom). The parties further acknowledge that the retention of the Asset Manager shall in no event constitute an agency and under no circumstance shall the Asset Manager be deemed an agent of the Owner for any purpose. Under no circumstance shall the Asset Manager (in its capacity as Asset Manager) represent or hold itself out to any third party as an agent of the Owner.

(d)          The parties acknowledge that the activities of the Asset Manager hereunder shall be subject to the overall right of the Owner to supervise and monitor the Asset Manager and the Asset Manager shall be subject to direction by the Owner.

(e)          The Asset Manager shall not have the authority, without obtaining the Owner’s prior written approval, which approval may be given or withheld in the Owner’s sole and absolute discretion, to sell, transfer, finance, pledge or hypothecate the Property (or any portion thereof) or any interest in the Owner.

ARTICLE V

asset manager’s compensation

Asset Manager shall not be entitled to compensation for its services under this Agreement. Notwithstanding the foregoing, Asset Manager shall be entitled to reimbursement from Owner of its reasonable out-of-pocket expenses incurred in connection with the performance of the Services under Article IV of this Agreement; provided, however, that any costs incurred by the Asset Manager for the performance of any Services which are not generally performed by an asset manager in the normal course of business for properties similar to the Property shall be paid for solely by BR VG MDA JV MEMBER, LLC.

ARTICLE VI

termination of agreement; procedures upon
termination or expiration of agreement

6.1.          Termination.

(a)          Owner may terminate this Agreement (so long as the requisite Members have authorized such termination pursuant to the Operating Agreement) by written notice to Asset Manager at any time following the occurrence of an Asset Manager Event of Default. As used herein, the term “Asset Manager Event of Default” shall mean the occurrence of one or more of the following:

(i)          the committing by Asset Manager of fraud or any act constituting willful misconduct or bad faith in any aspect of Asset Manager’s obligations under this Agreement; or

(ii)         the Asset Manager has failed to observe or perform in any material respect any of the covenants or agreements on the part of the Asset Manager to be performed under this Agreement, which failure continues unremedied for a period of ten (10) Business Days after the date on which written notice of such failure requiring the same to be remedied, shall have been given to the Asset Manager by the Owner; provided that if such failure is of such nature that it cannot reasonably be corrected within such ten (10) Business Day period, such failure shall not constitute a basis for termination so long as the Asset Manager institutes curative action within such ten (10) Business Day period and diligently pursues such action to completion and such completion occurs within sixty (60) days following notice; or

(iii)        proceedings are initiated by the Asset Manager to be adjudicated a voluntary bankrupt, or the Asset Manager voluntarily commences a case under the bankruptcy code, or voluntarily files a petition or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the federal bankruptcy laws, or any other similar applicable federal or state law, or consenting to or failing reasonably to oppose any such proceeding, or consenting to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Asset Manager or of a substantial part of the Asset Manager’s property, or making of a general assignment for the benefit of creditors, or the Asset Manager admits in writing its inability to pay its debts generally as they become due; or an involuntary filing in bankruptcy is made against the Asset Manager if any such action is not dismissed within sixty (60) days after written notice thereof to the Asset Manager; or

(iv)        the removal of the Asset Manager is required pursuant to the Mortgage Loan or by any other documents evidencing financing for the Property or by any secured lender thereunder; or

(v)         if the BR VG MDA JV MEMBER, LLC or a third party acquires the interests of MDA ASSOCIATES OF ILLINOIS, LLC in the Owner, whether or not pursuant to any buy/sell right.

(b)          Asset Manager may terminate this Agreement by written notice to Owner at any time following the occurrence of an Owner Event of Default and the failure to cure such Owner Event of Default within 30 days after written notice thereof. As used herein, the term “Owner Event of Default” shall mean the failure by Owner to perform any of its obligations in accordance with the terms of this Agreement or the breach of any agreement or covenant under this Agreement.

6.2.          Effect of Termination. The termination of this Agreement under Section 6.1 shall not affect any right, obligation or liability that has previously accrued under this Agreement. In the case of the termination by Asset Manager under Section 6.1, Owner shall remain obligated to pay any amounts provided for in Article V.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1.          No Partnership Intended. Nothing in this Agreement shall be deemed or construed to create a co-partnership or joint venture between the parties hereto, nor shall the parties hereto have any rights or obligations of joint venturers or partners and Asset Manager shall be an independent contractor.

7.2.          Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter hereof.

7.3.          Amendment; Counterparts. This Agreement may only be amended in writing signed by both of the parties. This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

7.4.          Benefit and Burden. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party may assign this Agreement without the prior consent of the other party hereto except to an Affiliate of the assigning party (which Affiliate shall expressly assume the obligations of the assigning party). It shall be a condition to the assignment hereof that the assigning party shall execute and deliver such documents as may reasonably be required to provide for its secondary (contingent) liability in the event that the assignee fails to perform the assigning party’s obligations hereunder.

7.5.          Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (for the purposes of this Article collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective and valid notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by facsimile machine, if followed by giving of, pursuant to one of the other means set forth in this Section 7.5 before the end of the first business day thereafter, printed confirmation of successful transmission to the appropriate facsimile number of the address listed below as obtained by the sender from the sender’s facsimile machine, (c) upon receipt, when sent by prepaid reputable overnight courier or (d) three (3) days after the date so mailed if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:

If to Owner, to:

BR VG MDA JV MEMBER, LLC
c/o Bluerock Real Estate
Heron Tower
70 East 55th Street, 9th Floor

New York, New York 10022
Attention: Michael L. Konig, Esq.

Facsimile: 646-278-4220_
Email: mkonig@bluerockre.com

If to Asset Manager, to:

HOLTZMAN INTERESTS #17A, LLC
c/o Village Green Companies

30833 Northwestern Highway, Suite 300

Farmington Hills, Michigan 48334-2551
Attention: Jonathan Holtzman _
Facsimile: 248-538-2727
Email: jholtzman@villagegreen.com

7.6.          Separability. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity of enforceability of any other provision.

7.7.          Governing Law. This Agreement shall be governed by the internal laws of the State of Illinois without giving effect to the choice of law provisions thereof. The parties hereby agree to submit all controversies, claims and disputes between them to a court of competent jurisdiction in the City and State of Illinois, The parties hereto hereby waive their right to a jury trial of any such controversies, claims or disputes.

7.8.          Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

7.9.          No Waiver. No waiver shall be effective against either party unless it is in writing, signed by that party. No waiver by either party of any breach of any term or covenant contained in this Agreement shall operate as a waiver of such term or covenant itself or of any subsequent breach thereof.

7.10.         Survival. The covenants contained in this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

7.11.         Limitation on Liability. No stockholder, partner, member, principal, parent or employee of Asset Manager shall have any liability to Owner arising hereunder

7.12.         Books and Records. Upon the expiration of this Agreement, the Asset Manager shall deliver to the Owner or its designee all books of account, correspondence and records belonging to the Owner which are in Asset Manager’s possession.

(Remainder of page intentionally blank; signature page follows.)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above.

OWNER:

MDA CITY APARTMENTS, LLC, a Delaware limited liability company

By:	MDA Associates of Illinois, LLC, its Co- Manager

	By:	Holtzman Interests No. 17, LLC, its Manager

		By:	/s/ Jonathan Holtzman
Jonathan Holtzman, Manager

By:	BR VG MDA JV Member, LLC, its Co- Manager

	By:	Bluerock Special Opportunity + Income Fund, LLC, its Manager

		By:	Bluerock Real Estate, L.L.C., its manager

			By:	/s/ Jordan B. Ruddy
Jordan B. Ruddy, Authorized Signatory

 ASSET MANAGER:

                                 HOLTZMAN INTERESTS #17A, LLC,
                          a Michigan limited liability company

By:	Holtzman Interests No. 17, LLC, its
Manager

	By:	/s/ Jonathan Holtzman
Jonathan Holtzman, Manager

EXHIBIT A

LEGAL DESCRIPTION

[SEE ATTACHED]